Exhibit (a)(5)(C)

CNOVA N.V.

FINAL RESULTS OF THE TENDER OFFERS

TARGETING THE SHARES OF CNOVA INITIATED

BY CASINO, GUICHARD-PERRACHON

Amsterdam, January 31, 2017, 22:01 CET – Cnova N.V. (NASDAQ & Euronext Paris: CNV; ISIN: NL0010949392) (“Cnova” or the “Company”) – announced today the final results of the simplified tender offer of Casino, Guichard-Perrachon (“Casino”) targeting the ordinary shares of Cnova (the “Cnova Shares”) made in the United States (the “U.S. Offer”) and in France (the “French Offer”, and together with the U.S. Offer, the “Offers”).

According to the final results communicated to Casino, 31,728,136 Cnova Shares have been tendered into the Offers (of which 16,760,610 to the U.S. Offer and 14,967,526 to the French Offer). As a consequence, Casino should hold (with the shareholdings of its subsidiaries), following the settlement of the Offers, 340,665,252 Cnova Shares representing 98.88% of the share capital and 99.41% of the voting rights of Cnova.

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Update: as announced on January 3, 2017, Cnova will release its 2016 Full Year Financial Results on Thursday, February 23, 2017 at 07:45 CET. An accompanying investor presentation will be made available on the Company’s website on the same date at approximately the same time. The 2016 Full Year conference call and webcast originally scheduled to be held later that day at 16:00 CET, on the other hand, will not take place.

About Cnova N.V.

Cnova N.V., one of the leading e-Commerce companies in France, serves 8.2 million active customers via its state-of-the-art website, Cdiscount. Cnova N.V.’s product offering of more than 20 million items provides its clients with a wide variety of very competitively priced goods, several fast and customer-convenient delivery options as well as practical payment solutions. Cnova N.V. is part of Groupe Casino, a global diversified retailer. Cnova N.V.'s news releases are available at www.cnova.com. Information available on, or accessible through, the sites referenced above is not part of this press release.

This press release contains regulated information (gereglementeerde informatie) within the meaning of the Dutch Financial Supervision Act (Wet op het financieel toezicht) which must be made publicly available pursuant to Dutch and French law. This press release is intended for information purposes only.

Forward-Looking Statements

This press release contains forward-looking statements. Such forward-looking statements may generally be identified by words like “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek” and similar terms or phrases.  Examples of forward-looking statements include, but are not limited to, statements made regarding the possibility, timing and other terms and conditions of the proposed transaction and the related offer by Cnova’s controlling shareholder Casino for the outstanding shares of Cnova.  The forward-looking statements contained in this press release are based on management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of Cnova’s control. Important factors that could cause Cnova’s actual results to differ materially from those indicated in the forward-looking statements include, among others: the effect of the  reorganization agreement, dated as of August 8, 2016, between Cnova Brazil, Via Varejo and Cnova on the ability of Cnova to retain and hire key personnel, maintain relationships with its customers and suppliers, and maintain its operating results and business generally; the outcome of any legal proceedings that may be instituted against Cnova and others relating to the reorganization agreement, dated as of August 8, 2016, between Cnova Brazil, Via Varejo and Cnova; changes in global, national, regional or local economic, business, competitive, market or regulatory conditions; and other factors discussed under the heading “Risk Factors” in the U.S. Annual Report on Form 20-F for the year ended December 31, 2015,  filed with the SEC on July 22, 2016, and other documents filed with or furnished to the SEC. Any forward-looking statements made in this press release speak only as of the date hereof. Factors or events that could cause Cnova’s actual results to differ from the statements contained herein may emerge from time to time, and it is not possible for Cnova to predict all of them. Except as required by law, Cnova undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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Cnova Investor Relations Contact: Cnova N.V. Head of Investor Relations +31 20 795 06 71 investor@cnova.com	Media Contact: Cnova N.V. Head of Communications + 31 20 795 06 76 directiondelacommunication@cnovagroup.com